Exhibit 99.2

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com
Date: October 20, 2008
For Release: Immediately
Refer to: (317) 276-5795 – Mark E. Taylor
Douglas Oberhelman Elected to Lilly Board of Directors
The Board of Directors of Eli Lilly and Company (NYSE:LLY) has elected Douglas R. Oberhelman as a new member, effective December 1, 2008. Oberhelman, 55, currently serves as a group president of Caterpillar Inc. and is a member of Caterpillar’s executive office. As a member of Lilly’s board, Oberhelman will serve on both the board’s audit committee and finance committee. He will stand for election by Lilly shareholders at the company’s next annual meeting in April, 2009.
“We are very pleased to welcome Doug Oberhelman to the Lilly board,” said Sidney Taurel, Lilly’s chairman. “Doug has demonstrated strong leadership in his 33 years with Caterpillar, a global leader in the manufacturing and sales of industrial machinery and equipment. Doug’s international management experience, particularly in Asia, will serve Lilly shareholders well as the company moves to expand its presence in this key region. In addition, Doug’s financial acumen and prior role as CFO at Caterpillar will bring valuable insights to our board’s audit and finance committees.”
“I look forward to working together with Doug and the other Lilly board members to deliver increased value for our shareholders,” commented John Lechleiter, Ph.D., Lilly president and chief executive officer. On January 1, 2009, Lechleiter will succeed outgoing chairman Taurel, who had previously announced his retirement from the company and the board effective December 31, 2008. “Doug’s experiences will directly support several key aspects of our strategy, including our commitment to be more customer-focused, more productive and more global in our scope and reach.”

As group president of Caterpillar since 2002, Oberhelman has responsibility for the company’s human services and sustainable development functions, as well as Caterpillar’s growing remanufacturing business. He also oversees machinery marketing operations in North America and worldwide manufacturing, marketing and support of industrial and large power systems.
Oberhelman was elected a vice president in 1995, serving as Caterpillar’s Chief Financial Officer with administrative responsibility for the corporation’s accounting, information services, tax, treasury, investor relations and marketing support services areas from 1995 to November 1998. In 1998, he became vice president with responsibility for the Engine Products Division, including the market development, strategic planning, supplier management, electric power generation and worldwide marketing and administration for Caterpillar’s engine business. He was elected a group president and member of Caterpillar’s executive office in 2002.
Oberhelman joined Caterpillar in 1975 and has held a variety of positions, including senior finance representative based in South America for Caterpillar Americas Co; region finance manager and district manager for the company’s North American Commercial Division; and managing director and vice general manager for strategic planning at Shin Caterpillar Mitsubishi, Caterpillar’s affiliated company in Tokyo, Japan.
Oberhelman has a bachelor’s degree from Millikin University. He is a director for the boards of The Nature Conservancy — Illinois Chapter and Ameren Corporation, serving as chairman of the Ameren Corporation Audit Committee. He is a member of the board of directors of the Association of Equipment Manufacturers, the National Association of Manufacturers, the Manufacturing Institute and the Wetlands America Trust. He has served as chairman of the board of trustees for Millikin University and chairman of the board of directors for Easter Seals, and he is a former director for the boards of South Side Bank, Millikin University and Easter Seals.

About Lilly
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com.
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